Exhibit 4.22

Opthea Limited Ocelot SPV LP and Sanba II Investment Company
Subscription Deed

Allens 101 Collins Street Melbourne VIC 3000 T +61 3 9614 1011 F +61 3 9614 4661 www.allens.com.au © Allens, Australia DATE \@ "yyyy" \* MERGEFORMAT 2025

DOCPROPERTY DocumentID \* MERGEFORMAT ME_955326375_9

Subscription Deed

Contents

1	Definitions and Interpretation	4
1.1	Definitions	4
1.2	Interpretation	6
2	Subscription for Subscription Shares	7
2.1	Agreement to Subscribe	7
2.2	Subscription	7
2.3	Deed to serve as application	7
3	Rights Attaching to Subscription Shares	7
4	Completion	8
4.1	Contemporaneous completion	8
4.2	Obligations of the Issuer	8
4.3	Direction	8
5	Future sale of the Subscription Shares	8
5.1	Escrow Restrictions	8
5.2	Holding Lock	9
5.3	Other rights unaffected by the Escrow Restrictions	10
5.4	Breach	10
6	Reissue of Shares on Equity Avoidance	10
7	Public Announcement and Filings	10
8	Representations and Warranties	11
8.1	Representations and Warranties by the Issuer	11
8.2	Representations and Warranties by the Subscribers	12
9	General	14
9.1	Notices	14
9.2	Assignment	15
9.3	No waiver	15
9.4	Costs and duty	15
9.5	Severability	16
9.6	Extent of obligations	16
9.7	Entire agreement	16
9.8	Amendment	16
9.9	Further assurances	16
9.10	Counterparts	16
9.11	Governing Law and Jurisdiction	16
10	GST	16
10.1	Definitions	16
10.2	Recovery of GST	16
10.3	Liability for penalties	17
10.4	Liability net of GST	17
10.5	Adjustment events	17
10.6	Survival	17
10.7	Revenue exclusive of GST	17
10.8	Cost exclusive of GST	17

Subscription Deed

This Deed is made on 19 August 2025
Parties
1	Opthea Limited (ACN 006 340 567; ABN 32 006 340 567) registered in Victoria, c/o Prime Company Compliance, Level 9, 505 Little Collins Street, Melbourne, VIC, 3000(the Issuer).
2	Ocelot SPV LP a Delaware limited partnership of [***] (Abingworth).
3	Sanba II Investment Company of [***] (QIA)
Recitals
A

The Issuer, the Subscribers and Vegenics propose to enter into a Settlement Agreement relating to, among other things, the release of potential Claims against the Issuer, where the release occurs contemporaneously with the entry into this Deed or about the date hereof.

B	The Issuer has agreed to issue, and the Subscribers have agreed to subscribe for, the Subscription Shares on the terms and conditions of this Deed and the Settlement Agreement.

It is agreed as follows.

1 Definitions and Interpretation

1.1 Definitions

The following definitions apply unless the context requires otherwise.

Affiliate means any person or entity that is directly or indirectly in control of, controlled by, or under common control with, such other entity, including but not limited to, parent or subsidiary corporations or entities.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) and the financial market operated by ASX.

Avoidable means, in respect of the issuance of the Subscription Shares, where a court of competent jurisdiction determines the issuance of the Subscription Shares, in whole or in part, to be avoidable, void, unenforceable, or defective for any reason, and Avoided has a corresponding meaning.

Business Day means a day which is not a Saturday, Sunday or a public holiday in Sydney, Australia, Doha, Qatar, London, England, or New York, United States.

Cash Settlement Amount has the meaning given to that term in the Settlement Agreement.

Claim means actions, claims, demands, proceedings or judgments.

Completion Date means the date of execution of this Deed and the Settlement Agreement, on which date the payment of the Cash Settlement Amount under the Settlement Agreement is made.

Constitution means the constitution of the Issuer.

Subscription Deed

Control has the meaning given to that term in section 50AA of the Corporations Act excluding section 50AA(4) of the Corporations Act and Controlled has a corresponding meaning.

Corporations Act means the Corporations Act 2001 (Cth).

Custodian means UBS Switzerland AG.

Dispose includes:

(a) the meaning given by the Listing Rules; and

(b) in relation to any Subscription Shares, to:

(i) sell, assign, transfer or otherwise dispose of any interest in the Subscription Shares;

(ii) encumber or grant a security interest over the Subscription Shares;

(iii) grant or exercise an option in respect of any Subscription Shares;

(iv) do, or omit to do, any act if the act or omission would have the effect of transferring effective ownership or control of, or economic interest in, any of the Subscription Shares; or

(v) agree to do any of those things.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect.

Escrow Period means the period commencing on the date of issue of the Subscription Shares and continuing for a period of 12 months.

Equity Avoidance means, in circumstances where the issuance of all or part of the Subscription Shares is Avoidable, where such issuance is rescinded or must otherwise be restored or returned by the Subscribers to the Issuer.

Governmental Agency means any:

(a) government or governmental, semi governmental or judicial entity or authority; or

(b) minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government.

It also includes any regulatory organisation established under statute or any stock exchange.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Law has the meaning given in section 195-1 of the GST Act.

Holding Lock has the meaning given to that term in the Listing Rules.

Listing Rules means the official listing rules of ASX.

Opthea Documents means the following documents prepared by the Issuer and provided to the Subscribers:

(a) document entitled 'June Financial Forecast After Thermo Fisher & Syneos Close Out –
June 2025 – Opthea' with the file name '6_fcst_revised.pptx ';

(b) document entitled 'June Financial Forecast After Thermo Fisher & Syneos Close Out – June 2025 – Opthea' with the file name '6_fcst_revised.pptx'; and

Subscription Deed

(c) document entitled 'July Financial Forecast Actuals through June 2025 – July 2025' with the file name '07_fcst.pptx'.

Pro Rata Share means:

(a) in respect of QIA – 29.41% (being 40,194,412 Shares); and

(b) in respect of Abingworth – 70.59% (being 96,466,591 Shares).

Related Body Corporate has the meaning given in the Corporations Act, applied so that references to 'subsidiary' in that definition are interpreted as applying to the definition of Subsidiary in this Deed.

Securities Act has the meaning given in clause 2.

Settlement Agreement means the settlement agreement dated on or about the date of this Deed between the Issuer, the Subscribers and Vegenics.

Shares means fully paid ordinary shares in the capital of the Issuer.

Signing Date means the first date on which this Deed is executed by all the parties.

Sophisticated and Professional Investor means the categories of investors described in sections 708(8) and 708(11) of the Corporations Act.

Subscribers means Abingworth and QIA, each a Subscriber.

Subscription Shares means 136,661,003 fully paid ordinary shares in the Issuer or such other number that represents 9.99% of the Issuer’s expanded issued ordinary share capital.

Subsidiary has the meaning given in the Corporations Act, but an entity will also be taken to be a subsidiary of an entity if it is Controlled by that entity and:

(a) a trust may be a subsidiary, for the purpose of which a unit or other beneficial interest will be regarded as a share; and

(b) an entity may be a subsidiary of a trust if it would have been a subsidiary if that trust were a body corporate.

Vegenics means Vegenics Pty Ltd (ACN 117 801 957; ABN 49 117 801 957) a company incorporated under the laws of Victoria, Australia.

Voting Power has the meaning given in section 610 of the Corporations Act.

1.2 Interpretation

(a) Headings are for convenience only and do not affect interpretation.

(b) Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(c) The following rules apply unless the context requires otherwise.

(i) The singular includes the plural, and the converse also applies.

(ii) A gender includes all genders.

(iii) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(iv) A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(v) A reference to a clause, Schedule or Annexure is a reference to a clause of, or Schedule or Annexure to, this Deed.

Subscription Deed

(vi) A reference to a party to this Deed or another deed, agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

(vii) A reference to an agreement, deed or document (including a reference to this Deed) is to the agreement, deed or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement, deed or document, and includes the recitals, and Schedules and Annexures to that agreement, deed or document.

(viii) A reference to legislation or to a provision of legislation includes a modification or re‑enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(ix) A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(x) A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(xi) A reference to a day means a day in Sydney, Australia.

(xii) A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

2 Subscription for Subscription Shares

2.1 Agreement to Subscribe

Upon the terms and conditions set forth herein, on the Completion Date, the Issuer agrees to issue, and the Subscribers agree to subscribe for (with no subscription payment required from the Subscribers), the Subscription Shares, free from any Encumbrance, in consideration for entry into the Settlement Agreement relating to, among other things, the release of potential Claims against the Issuer, which issuance of Subscription Shares will be made in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the Securities Act).

2.2 Subscription

The Subscribers will subscribe for, and the Issuer will issue to the Subscribers, their Pro Rata Share of the Subscription Shares, free from any Encumbrance and with no subscription payment payable by the Subscribers, on the Completion Date.

2.3 Deed to serve as application

This Deed serves as an application by the Subscribers for the allotment of the Subscription Shares in their Pro Rata Shares on the Completion Date and accordingly it will not be necessary for the Subscribers to provide a separate (additional) application on or prior to the Completion Date. The Subscribers consent to become members of the Issuer and agree to be bound by the Constitution of the Issuer upon the issue of the Subscription Shares.

Subscription Deed

3 Rights Attaching to Subscription Shares

The Subscription Shares will rank equally in all respects with the existing ordinary shares of the Issuer on issue when the Subscription Shares are issued, other than as contemplated by clause 5 below.

4 Completion

4.1 Contemporaneous completion

The issue of the Subscription Shares under clause 4.2 must take place contemporaneously with (and, in any event, on the same date as) payment of the Cash Settlement Amount under the Settlement Agreement.

4.2 Obligations of the Issuer

Subject to clause 4.1, on the Completion Date, the Issuer must:

(a) issue the Subscription Shares to the Subscribers (or their nominees or custodians, as directed in writing by each Subscriber on or prior to date of execution of this Deed) in their Pro Rata Shares;

(b) lodge with ASX an Appendix 2A in respect of the Subscription Shares (which shall be in addition to an Appendix 3B (if required) lodged with ASX on the Signing Date);

(c) instruct its registry to issue and deliver a holding statement to each Subscriber evidencing the holding of the Subscription Shares in their Pro Rata Shares;

(d) deliver to each Subscriber, or otherwise ensure that the Issuer's registry has delivered to each Subscriber, a holding statement evidencing the holding of the Subscription Shares in their Pro Rata Shares; and

(e) file the Appendix 3B (if required) on a Report on Form 6-K with the U.S. Securities and Exchange Commission.

4.3 Direction

For the purposes of clause 4.2(a) and unless subsequently directed otherwise by QIA, QIA directs the Issuer to issue the Subscription Shares to be issued to QIA in accordance with this Deed to the Custodian to be held on QIA's behalf.

5 Future sale of the Subscription Shares

5.1 Escrow Restrictions

(a) Except as set out in clause 5.1(b) – 5.1(h) below, during the Escrow Period, the Subscribers must not Dispose of, or agree or offer to Dispose of, any of their Subscription Shares.

(b) During the Escrow Period, the Subscribers may deal in any of their Subscription Shares to the extent the dealing is required by applicable law (including an order of a court of competent jurisdiction).

(c) During the Escrow Period, the Subscribers may Dispose of any of their Subscription Shares in connection with any equal access share buyback or capital return or capital reduction made in accordance with the Corporations Act.

(d) During the Escrow Period, the Subscribers may Dispose of any of their Subscription Shares in connection with their participation in a publicly announced transaction involving

Subscription Deed

a proposed change in control of the Issuer that is publicly recommended by the Board of the Issuer, including without limitation by a takeover bid under Chapter 6 of the Corporations Act or a scheme of arrangement under Part 5.1 of the Corporations Act.

(e) During the Escrow Period the Subscribers may Dispose of any of their Subscription Shares:

(i) to a Sophisticated or Professional Investor or any other institutional investor; or

(ii) where an exemption otherwise applies under section 708 of the Corporations Act,

such that the transfer of the Subscription Shares to such person is exempt from any requirement on the part of the Issuer to prepare a disclosure document under Chapter 6D of the Corporations Act or any other disclosure document, prospectus, information memorandum, filing or registration in any jurisdiction, provided that any acquirer of the Subscription Shares agrees to be bound by the terms and conditions of this clause 5 by entering into such further agreements or deeds as the Issuer may reasonably require.

(f) Notwithstanding any condition to the contrary in this clause 5, during the Escrow Period, either Subscriber may transfer (in one or more transactions) any or all of their Subscription Shares to an Affiliate or Related Body Corporate of the Subscriber provided such Affiliate or Related Body Corporate transferee agrees to be bound by the terms and conditions of this clause 5 by entering into such further agreements or deeds as the Issuer may reasonably require.

(g) If either Subscriber becomes aware that a dealing in any of their Subscription Shares has occurred, or is likely to occur, during the Escrow Period, it must notify the Issuer as soon as practicable after becoming aware of the dealing or the matters giving rise to the dealing, providing full details.

(h) If, during the Escrow Period, the Issuer determines to make an offer of its Shares under a disclosure document prepared in accordance with Chapter 6D of the Corporations Act and to lodge that disclosure document with ASIC:

(i) the Issuer shall notify the Subscribers;

(ii) the Issuer shall include in that disclosure document such disclosure as is necessary to enable the Subscribers to Dispose of their Subscription Shares without any breach of section 707 of the Corporations Act; and

(iii) upon lodgement of such disclosure document with ASIC, then provided any Disposal may lawfully occur in compliance with applicable laws without lodgement, registration or other formality or filing with or by a Governmental Agency in any jurisdiction (including under any prospectus or registration statement), the Escrow Period shall be taken to have immediately expired and the Subscribers may freely transfer any of their Subscription Shares.

5.2 Holding Lock

(a) Subject to this clause 5.2, the Subscribers agree to the application of a Holding Lock to their Subscription Shares.

(b) The Issuer will apply a Holding Lock to the Subscription Shares upon the Completion Date and may only remove the Holding Lock with respect to the Subscription Shares if permitted under clauses 5.2(c), 5.2(d) and 5.3(c).

Subscription Deed

(c) Upon request by a Subscriber, the Issuer must remove the Holding Lock with respect to that Subscriber's Subscription Shares in order to facilitate a Disposal that is permitted under clause 5.1.

(d) The Issuer must remove the Holding Lock with respect to all Subscription Shares on the Business Day after the end of the Escrow Period.

5.3 Other rights unaffected by the Escrow Restrictions

Except as expressly provided for in clause 5.1, nothing in this clause 5 restricts the Subscribers from dealing with their Subscription Shares or exercising rights attaching to, or afforded to the holder of, their Subscription Shares, including without limitation by:

(a) exercising any voting rights attaching to the Subscription Shares;

(b) receiving or being entitled to any dividend, return of capital or other distribution attaching to the Subscription Shares; and

(c) receiving or participating in any rights or bonus issue in connection with the Subscription Shares.

5.4 Breach

(a) If it appears to the Issuer that either Subscriber may breach the provisions of this clause 5:

(i) the Issuer may take any steps necessary to prevent the breach, or to enforce the provisions of this clause 5, as soon as it becomes aware of the potential breach; and

(ii) the Issuer may refuse to acknowledge, deal with, accept or register any sale, assignment or transfer by the Subscriber in breach of this clause 5 (the Defaulting Subscriber) of any of their Subscription Shares, where that sale, assignment or transfer of any of the Subscription Shares is in breach of this clause 5.

(b) The parties agree that damages would be an insufficient remedy for breach of clause 5.1 and the Subscribers agree that the Issuer is entitled to seek to obtain an injunction or specific performance to enforce the Defaulting Subscribers' obligations under clause 5.1 (as applicable) without proof of actual damage and without prejudice to any of its other rights or remedies.

6 Reissue of Shares on Equity Avoidance

(a) If an Equity Avoidance occurs in respect of the issuance of more than 68,262,103 Subscription Shares, then, to the extent of such Equity Avoidance, the Issuer shall immediately take all such actions reasonably required by the Subscribers to reissue to the Subscribers or otherwise replace those Shares with such a number of Shares as will restore the Subscriber's holdings in the Shares to a number of Shares that in aggregate represents 9.99% of the Issuer's expanded issued ordinary share capital (on issue immediately after the issue of the Subscription Shares) held by the Subscribers in their Pro Rata Shares.

(b) This clause 6 shall survive any termination, discharge (in whole or in part), or release of any agreement or other documents including, or relating to, this Deed or the Settlement Agreement.

Subscription Deed

7 Public Announcement and Filings

It is agreed and acknowledged that:

(a) the Issuer will be required to make disclosure of the subject matter of this Deed, and the Settlement Agreement, by making an announcement on ASX and accompanying filing with the U.S. Securities and Exchange Commission and the form of that disclosure must be as set out in Schedule 1 (excluding Annexure A of the announcement provided that Annexure A relates solely to the arrangements between the Issuer and Dr Jeremy Levin).

(b) Abingworth will be required to lodge an ASIC Form 603 Notice of Initial Substantial Holder with ASX in relation to its holding of Subscription Shares; and

(c) QIA will not be required to lodge an ASIC Form 603 Notice of Initial Substantial Holder with ASX in relation to its holding of Subscription Shares.

8 Representations and Warranties

8.1 Representations and Warranties by the Issuer

The Issuer represents and warrants to the Subscribers that each of the following statements is true, accurate and not misleading as at each of the Signing Date and the Completion Date:

(a) (status) It is a body corporate validly existing under the laws of its place of incorporation or establishment.

(b) (power) It has the power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by this Deed.

(c) (action) It has taken all necessary corporate action to authorise the entry into and performance of this Deed and to carry out the transactions contemplated by this Deed.

(d) (binding obligation) This Deed constitutes is its valid and binding obligation, enforceable against it in accordance with its terms.

(e) (no contravention) Neither the entry into nor performance by it of this Deed nor any transaction contemplated under this Deed violates in any material respect any provision of any judgment binding on it, its constituent documents, any law or any document, agreement or other arrangement binding on it or its assets.

(f) (Issuer shareholder approval) The Issuer is not required to obtain the approval of its shareholders in relation to the issue of the Subscription Shares to the Subscribers and has obtained confirmation from the ASX that no such approval is required.

(g) (Subscription Shares)

(i) the Subscription Shares will represent 9.99% of all of the Shares on issue immediately after the time of issue of the Subscription Shares;

(ii) the Subscription Shares will be validly issued;

(iii) the Subscription Shares will rank equally in all respects with the existing ordinary shares of the Issuer on issue, other than as contemplated by clause 5 above;

(iv) the Subscription Shares will have the rights set out in the Constitution;

(v) the Issuer has the ability to issue the Subscription Shares free from all Encumbrances, and applicants for the Subscription Shares will receive good, valid and incontestable title to the Subscription Shares free from any Encumbrance; and

Subscription Deed

(vi) assuming the accuracy of the representations of the Subscribers set forth in clause 8.2(f), the issue of the Subscription Shares does not require a prospectus under Chapter 6D of the Corporations Act.

The representations and warranties by the Issuer in this clause 8.1 are continuing obligations of the Issuer and survive the issue of the Subscription Shares and do not terminate on the Completion Date.

8.2 Representations and Warranties by the Subscribers

Each Subscriber (in respect of itself only and in addition such that warranties about Abingworth are given by Abingworth only and warranties about QIA are given by QIA only) severally represents and warrants to the Issuer that each of the following statements is true, accurate and not misleading as at each of the Signing Date and the Completion Date (or as at such other date referenced below):

(a) (status):

(i) Abingworth is validly existing under the laws of its place of incorporation or establishment.

(ii) QIA is validly existing under the laws of its place of incorporation or establishment.

(b) (power):

(i) Abingworth has the power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by this Deed.

(ii) QIA has the power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by this Deed.

(c) (action):

(i) Abingworth has taken all necessary action to authorise the entry into and performance of this Deed and to carry out the transactions contemplated by this Deed.

(ii) QIA has taken all necessary corporate action to authorise the entry into and performance of this Deed and to carry out the transactions contemplated by this Deed.

(d) (binding obligation) Assuming this Deed has been duly executed and delivered by Issuer, this Deed constitutes that Subscriber’s valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable law or by general principles of equity (whether considered in a proceeding in equity or at law).

(e) (no contravention) Neither the entry into nor performance by it of this Deed nor any transaction contemplated under this Deed violates in any material respect any provision of any material judgment binding on it, its constituent documents, any law or any material agreement or other material arrangement binding on it or its assets.

(f) (Sophisticated or Professional Investor) It is:

(i) a Sophisticated or Professional Investor;

(ii) it is a person to whom the Subscription Shares may lawfully be offered and issued in compliance with applicable laws without lodgement, registration or other formality or filing with or by a Governmental Agency in any jurisdiction (including under any prospectus or registration statement).

Subscription Deed

(g) At the time each Subscriber was offered the Subscription Shares, it was, and as of the Signing Date and Completion Date it is, (i) either: (A) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (B) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act, (ii) an Institutional Account as defined in Financial Industry Regulatory Authority Rule 4512(c), or (iii) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including such Subscriber’s participation in the transactions contemplated by this Deed.

(h) Each Subscriber is able to bear the substantial risks associated with its receipt of the Subscription Shares, including but not limited to loss of its entire investment therein.

Each Subscriber has received from the Issuer and its advisers, reviewed and understood the Opthea Documents made available to it in connection with the transactions contemplated by this Deed. Having regard to the Opthea Documents, each Subscriber has independently made its own analysis and decision to receive the Subscription Shares. Except for the representations, warranties and agreements of the Issuer expressly set forth in this Deed and Opthea Documents received from the Issuer and its advisers, each Subscriber is relying exclusively on its own sources of information and investment analysis with respect to the transactions contemplated by this Deed, the Subscription Shares and the business, condition (financial and otherwise), management, operations and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Each Subscriber did not learn of the investment in the Subscription Shares as a result of any general solicitation or general advertising.

(i) Each Subscriber is subscribing for its entire beneficial ownership interest in the Subscription Shares for its own account, not as nominee or agent, for investment purposes only and not with a view to any distribution of the Subscription Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Each Subscriber understands that the Subscription Shares have not been registered under the securities laws of the United States or any other jurisdiction and that the Subscription Shares may not be resold or transferred in the United States or otherwise except in compliance with applicable law and the restrictions on transfer set forth in this Deed. The Subscription Shares are being subscribed for by each Subscriber in the ordinary course of its business subject to the holding restrictions set forth in clause 5 of this Deed. Each Subscriber is not a broker-dealer registered with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or an entity engaged in a business that would require it to be so registered.

(j) Each Subscriber understands that the Subscription Shares are being offered to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and such Subscriber’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of such Subscriber to subscribe for the Subscription Shares. Each Subscriber further acknowledges and understands that the Subscription Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available.

Subscription Deed

(k) (Subscription Shares) Immediately prior to the issue of the Subscription Shares, the Subscriber has no Voting Power in the Issuer.

The representations and warranties by each of the Subscribers in this clause 8.2 are continuing obligations of the Subscribers and survive the issue of the Subscription Shares and do not merge on the Completion Date.

9 General

9.1 Notices

Any notice, demand, consent approval or other communication (a Notice) given or made under this Deed:

(a) must be in writing and signed by the sender or a person duly authorised by the sender (or, in the case of email, set out the full name and position or title of the sender);

(b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand, fax or email to the address, fax number or email address below or the address, fax number or email address last notified by the intended recipient to the sender after the date of this Deed:

to the Issuer:	Opthea Limited Attention: [* * *] Address: [* * *] Email: [* * *] Copy to: [* * *]
to Abingworth:	Ocelot SPV LP c/o Abingworth LLP Attention: [* * *] Address: [* * *] Email: [* * *]
with a copy (such copy not constituting notice) to:	Attention: [* * *] Email: [* * *]
to QIA:	Sanba II Investment Company c/o Intertrust Corporate Services (Cayman) Limited Address: [* * *]
with a copy (such copy not constituting notice) to:	Attention: [* * *] Address: [* * *] Email: [* * *]

(c) will be conclusively taken to be duly given or made:

(i) in the case of delivery in person, when delivered;

Subscription Deed

(ii) in the case of delivery by post, two Business Days after the date of posting (if posted to an address in the same country) or seven Business Days after the date of posting (if posted to an address in another country); and

(iii) in the case of email, on the earlier of:

(A) when the sender receives an automated message from the email system of the intended recipient confirming delivery; and

(B) three hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that three hour period, an automated message that the email has not been delivered, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or at a time that is later than 5pm in the place to which the Notice is sent, it will be conclusively taken to have been duly given or made at the start of business on the next business day in that place.

9.2 Assignment

(a) Without derogating from clause 5, the Subscribers cannot assign, create any Encumbrance or otherwise deal with any of its rights or obligations under this Deed, or attempt or purport to do so, without the prior written consent of the Issuer.

(b) The Issuer cannot assign, create any Encumbrance or otherwise deal with any of its rights or obligations under this Deed, or attempt or purport to do so, without the prior written consent of each Subscriber.

9.3 No waiver

(a) No acquiescence, waiver or other indulgence granted by either party to any other party will in any way discharge or relieve that other party from any of its other obligations under this Deed.

(b) A failure to exercise or a delay in exercising any right, power or remedy under this Deed does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

9.4 Costs and duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this Deed. All duty (including any fines, penalties and interest) payable on or in connection with this Deed and any instrument executed under or any transaction evidenced by this Deed shall be borne by the Issuer.

9.5 Severability

Any provision of this Deed which is prohibited or unenforceable in any jurisdiction will be ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.

Subscription Deed

9.6 Extent of obligations

If any payment under this Deed becomes void by any statutory provision or otherwise, the obligations of the party that made the payment will be taken not to have been discharged in respect of that payment and the parties will be restored to the rights which each respectively would have had if that payment had not been made.

9.7 Entire agreement

This Deed and the Settlement Agreement contain the entire agreement between the parties with respect to its subject matter. They set out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. Neither party has relied on or is relying on any other Conduct in entering into this Deed and completing the transactions contemplated by it.

9.8 Amendment

This Deed may be amended only by another deed executed by all the parties.

9.9 Further assurances

Each party must do anything necessary or desirable (including executing agreements and documents) to give full effect to this Deed and the transactions contemplated by it.

9.10 Counterparts

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

9.11 Governing Law and Jurisdiction

This Deed is governed by the laws of New South Wales, Australia. In relation to it and related non-contractual matters each party irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction there.

10 GST

10.1 Definitions

Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST Law will have the same meaning in this clause.

10.2 Recovery of GST

If GST is payable, or notionally payable, by a party (Supplier) on a supply it makes under or in connection with this Deed, the party providing the consideration for that supply (Recipient) must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice (or an adjustment note, as applicable), the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.

10.3 Liability for penalties

If the Recipient fails to make the payment of an amount in accordance with this clause , the Recipient must pay to the Supplier (or the representative member liable for the GST on the

Subscription Deed

relevant supply under the GST Act) on demand the amount of any loss, cost expense, penalty, fine, interest, fee or other amount to which the Supplier (or the representative member liable for such amount,) becomes liable as a direct result of the Recipient's failure to make such payment. It will not be a defence to any claim against the Recipient that the Supplier (or the representative member liable for such amount) has failed to mitigate damages by paying an amount of GST when it fell due under the GST Law.

10.4 Liability net of GST

Where any indemnity, reimbursement or similar payment under this Deed is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

10.5 Adjustment events

If an adjustment event occurs in relation to a supply made under or in connection with this Deed, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties. The supplier will promptly issue an adjustment note to the recipient in respect of the adjustment event.

10.6 Survival

This clause will not merge upon completion and will continue to apply after expiration or termination of this Deed.

10.7 Revenue exclusive of GST

Any reference in this Deed to value, sales, revenue or a similar amount (Revenue), is a reference to that Revenue exclusive of GST.

10.8 Cost exclusive of GST

Any reference in this Deed to a cost, expense or other similar amount (Cost), is a reference to that Cost exclusive of GST.

Subscription Deed

Schedule 1 – ASX announcement

Subscription Deed

Executed and delivered as a deed

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Opthea Limited (ACN 006 340 567):

/s/ Lawrence Gozlan	/s/ Karen Adams
Director	Secretary
Lawrence Gozlan	Karen Adams
Print Name	Print Name

Subscription Deed

Signed Sealed and Delivered by Ocelot GP LLC, a Delaware limited liability company in its capacity as general partner of Ocelot SPV LP, a Delaware limited partnership as Collateral Agent and Investor in the presence of:

/s/ Brenda Healy	/s/ EmmaO'Reilly
Signature of Witness	Signature of Authorised Signatory
Brenda Healy	Emma O'Reilly
Name of Witness	Name of Authorised Signatory

Subscription Deed

Signed Sealed and Delivered by Sanba II Investment Company in the presence of:

/s/ Ahmed Thazhe	/s/ Ahmad Mohammed Al-Khanji
Signature of Witness	Signature of Authorised Signatory
Ahmed Thazhe	Ahmad Mohammed AI-Khanji
Name of Witness	Name of Authorised Signatory